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RITE AID CORPORATION

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;
•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;
•	our ability to improve the operating performance of our existing stores in accordance with our management's long term strategy;
•	our ability to hire and retain pharmacists and other store personnel;
•	the outcomes of pending lawsuits and governmental investigations;
•	competitive pricing pressures and continued consolidation of the drugstore industry; and
•	the efforts of third party payors to reduce prescription drug costs, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

We undertake no obligation to revise the forward-looking statements included in the following information to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for fiscal year 2003.

To Our Stockholders, Customers and Associates:

Rite Aid's turnaround took hold in fiscal 2003, as we finished the year with a solid cash position and an operating performance that exceeded our guidance each of the four quarters and for the year. We commend all of our Rite Aid associates for delivering these results in spite of a weak economy and a very competitive retail environment.

We are proud of a number of achievements this year:

•	We increased same store sales by 6.7 percent, continuing to lead the drugstore channel in same store sales increases of non-prescription products;
•	Our operating performance improved dramatically and increased significantly as a percent of sales;
•	Cash from operations rose to $305.4 million from $16.3 million;
•	We reduced our net loss to $112.1 million from $827.7 million;
•	The productivity of our stores improved with average sales per store rising to $4.6 million from $4.3 million;
•	We remained an industry leader in the dispensing of generic prescriptions, which is good for us because of higher margins and good for the customer because of lower prices;
•	Inventory turns improved dramatically and for the third year in a row; and
•	We ended the year with approximately $700 million in liquidity.

Because of the substantial progress we've made, we recently were able to launch a major refinancing almost two years ahead of schedule. This refinancing will extend the maturity on a major portion of our debt to 2008, giving us greater flexibility to continue to improve our business, and, down the road, start a new store development program again.

Despite the recent challenging environment for all of retail, we continue to operate in the right sector with prescription sales projected to grow at least 30 percent over the next three years.

The trends are in our favor. Every year, more baby boomers move into their high prescription usage years. Drug companies continue to spend billions on research and development to create new drug therapies for diseases we know and illnesses we haven't heard of yet. New drugs have started to move through the FDA approval process faster. And over the next five years, three times as many branded drugs will come off patent as in the last five years, which will make prescriptions more affordable and be a boon for higher margin generics.

Rite Aid is better positioned than ever to capitalize on this growth as we start fiscal 2004 by continuing the strategy that worked so well for us this past year: improving the productivity of our store base. We've become laser like in our focus with action teams built around just four critical priorities that we know will directly impact the bottom line.

Growing prescription count is number one because pharmacy represents 63 percent of our business and has the most potential for natural growth. Initiatives include increasing recruitment of pharmacists in hard to staff areas, a new program for reacquisition of former customers, a focus on seniors and improvements to our managed care and clinical services product lines. We have doubled our capital budget for acquiring prescription files, since they provide a quick return on investment. We believe new and improved technology will also deliver results as we continue to roll out our next generation pharmacy system, expand e-prescribing so more doctors can send prescriptions electronically and market our enhanced automated refill system. These will make it even easier for both patients and doctors to use Rite Aid.

Our second critical priority is growing front-end sales. We are increasing our emphasis on ethnic marketing and targeting specific audiences like teens. We are developing plans to grow our highest impact categories, to increase transaction size and to continue to cross-sell the pharmacy and front end customer. While we've made some progress in that area, it still remains a major opportunity for all drugstores. We will also continue to capitalize on our own success stories like our supplier advisory board, which helped us better the competition last year with a new first to market strategy; our private brands, which today account for 10.8 percent of our non prescription sales and differentiate us from competitors; and our GNC "store within a store" that has kept our vitamin sales strong while they softened industry wide.

We would never be as successful as we could be with our first two critical priorities if we didn't focus on the third one—improving customer satisfaction. We're enhancing our customer service training, working on a quicker resolution to complaints and developing plans to improve our associates' workflow and work experience. Improving the customer's shopping experience is also at the top of the list, with a focus on convenience and consistency. Our capital commitment for fiscal '04 includes plans to remodel 180 stores and reset 150 additional stores.

Our final critical priority is to contain expenses. We made excellent progress in fiscal '03, but we see continued areas for improvement. Our team has targeted very specific areas of cost control that involve the corporate office, supply chain and the stores.

As always, we want to thank our board of directors, lenders, suppliers and customers for their support and faith in our turnaround. We want to thank our 72,000 associates for their hard work and dedication because without them, we would never have come as far as we have today. And we would like to thank our stockholders for their patience. We realize the stock price has risen little in the last two years and that the turnaround has taken longer than some expected. However, we believe that if we continue to work our plan, improve our business and each year continue to better our results, the stock price will take care of itself.

Recently the company announced that both of us are taking on new roles next month, with Mary promoted to chief executive officer and Bob staying on as an active chairman of the board. Our strong working relationship will continue as we focus on returning Rite Aid to profitability, delivering stockholder value and leading Rite Aid to a bright future.

Robert G. Miller Chairman and Chief Executive Officer	Mary Sammons President and Chief Operating Officer